Exhibit 77(o)

Transactions effected pursuant to Rule 10f-3

Fund Name	Issuer	Date of Purchase	Broker / Dealer From Whom Purchased	Affiliated/Principal Underwriter of Syndicate
ING Intermediate Bond Portfolio	Plains All American Pipeline	07/07/10	Chase Securities	ING Financial Markets, LLC
ING Intermediate Bond Portfolio	Pride International Inc	08/03/10	Goldman Sachs	ING Bank NV
ING Intermediate Bond Portfolio	Pride International Inc	08/03/10	Goldman Sachs	ING Bank NV
ING Intermediate Bond Portfolio	Hess Corp	08/05/10	Goldman Sachs	ING Financial Markets, LLC
ING Intermediate Bond Portfolio	DirecTV Holdings	08/10/10	Salomon Brothers	ING Financial Markets, LLC
ING Intermediate Bond Portfolio	Calpine Corporation (7.50% 2021)	10/18/10	Morgan Stanley	ING Financial Markets
ING Intermediate Bond Portfolio	Lukoil Intl. Finance BV (6.125% 2020)	10/29/10	Greenwich Capital	ING Bank NV
ING Intermediate Bond Portfolio	CRH America Inc., 5.75%, 2022	11/30/10	Bank of America Securities	ING Financial Markets
ING Intermediate Bond Portfolio	Occidental Petroleum Corp. 4.1% 02/01/2021	12/13/10	Barclays Investments	ING Financial Markets
ING Intermediate Bond Portfolio	Occidental Petroleum Corp. 2.5% 02/01/2016	12/13/10	Chase Securities	ING Financial Markets
ING Intermediate Bond Portfolio	Bank of America Corp 5 7/8% 01/05/2021	12/16/10	Bank of America Securities	ING Financial Markets